Exhibit 10.6

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (the “Agreement”) is entered into as of July 29, 2025 (the “Effective Date”), by and between ZOOZ Power Ltd., a company incorporated under the laws of the State of Israel (“Customer” or “Company”), and Forest Hill 18, LP, a Delaware limited partnership (“Sponsor”). Customer and Sponsor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sponsor provides, and Customer desires to receive, technical advisory services regarding digital asset ecosystem, including Bitcoin and related digital assets.

WHEREAS, concurrently with the execution of this Agreement, the Customer and Sponsor are entering into a Sponsor Rights Agreement, pursuant to which the Customer will make certain commitments to the Sponsor with respect to governance and information of the Customer and the Sponsor will agree to subject certain securities of the Customer it may receive pursuant to this Agreement to “lock-up” or transfer restrictions, each as specified further therein;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the parties agree as follows:

1.	Engagement

1.1.	Services. Sponsor agrees to use commercially reasonable efforts to provide strategic advisory services to Customer as described in Schedule 1.1 attached hereto (the “Services”).

1.2.	Independent Contractor. Sponsor shall perform the Services as an independent contractor and not as an employee, agent, or partner of Customer. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

2.	Term and Termination

2.1.	Term. This Agreement shall commence on the Effective Date and shall continue for an initial term of ten (10) years, unless earlier terminated in accordance with this Section 2 (the “Term”); provided, however, if shareholder approval is not obtained to approve the Tranche 2 Closing (as defined below) and the issuances under Section 3.1(b) by the Subsequent Shareholder Approval Deadline, this Agreement shall automatically terminate in its entirety. The Term may be renewed for additional five (5) year periods unless either Party elects otherwise pursuant to a written notice delivered to the other Party at least thirty (30) days prior to the end of the then current Term. This Agreement may be terminated early by either Party as specified below in Section 2.2 (“Termination for Cause”) and Section 3.2 (“Shareholders’ Consent”) or by both Parties as specified below in Section 2.3 (“Termination by Mutual Agreement”).

2.2.	Termination for Cause. Either Party may terminate this Agreement immediately upon written notice (i) if the other Party materially breaches this Agreement in a manner that has or is reasonably likely to cause material damages to the other Party, and fails to cure such breach within (30) days after receiving written notice of the breach; or (ii) in the event of a final, non-appealable determination by a court of competent jurisdiction that the other Party has engaged in willful misconduct, bad faith or gross negligence.

2.3.	Termination by Mutual Agreement. Both Parties may agree in writing to terminate this agreement by mutual agreement at any point during the Term.

2.4.	Effect of Termination for Cause or by Mutual Agreement. Upon termination of this Agreement, Sponsor shall cease providing the Services, and Customer shall issue to Sponsor any equity to be issued to Sponsor pursuant to Section 3.1 below, and pay Sponsor any fees due and payable under this Agreement, in each case up to the effective date of termination.

3.	Compensation

3.1.	Future Equity Purchase Rights; Registration Rights; Lock-Up.

a.	Initial Closing: Subject to confirmation from Nasdaq to counsel to the Company that this would not require Shareholder Approval, at, and as part of, the completion of the “Tranche 1 Closing” (Tranche 1 Closing shall have the meaning of the term “Closing” as such term is defined in that certain securities purchase agreement by and among the Customer and the investors party thereto, dated as of the date hereof (the “Tranche 1 SPA”), relating to the sale of approximately Five Million U.S. Dollars (U.S.$5,000,000.00) worth of Ordinary Shares and warrants to purchase Ordinary Shares), Customer shall sell to Sponsor that number of ordinary shares, nominal (par) value NIS 0.00286 per share, of the Customer (“Ordinary Shares”) that is equal to 1,343,678 Ordinary Shares, which is equal to five percent (5%) of the total number of Ordinary Shares outstanding on a fully-diluted, as converted basis, following the completion of such Tranche 1 Closing, at a purchase price that is equal to the greater of (x) U.S. $0.01 and (y) the then-existing nominal (par) value of an Ordinary Share; provided, however, that in no event shall such issuance cause the Sponsor to exceed a beneficial ownership of greater than 4.99% of the Customer, and any Ordinary Shares to be issued to Sponsor in excess of such 4.99% shall instead be issued in the form of pre-funded warrants, the form of which is set forth in Exhibit B hereto. The issuance of Ordinary Shares pursuant to this Section 3.1(a) is in consideration of the Services provided pursuant to Part A of Schedule 1.1 attached hereto.

b.	At Closing Subject to Shareholder Approval: Subject to the Shareholder Approval (as defined below), at, and as part of the completion of, the “Tranche 2 Closing” (Tranche 2 Closing shall have the meaning of the term “Closing” as such term is defined in that certain securities purchase agreement by and among the Customer and the investors party thereto, dated as of the date hereof, relating to the sale of approximately 180 million Ordinary Shares (as defined below) and/or pre-funded warrants to purchase Ordinary Shares (as may be amended or modified, the “SPA”)), Customer shall sell to Sponsor that number of Units (as defined below) that is equal to five percent (5%) of the total number of Ordinary Shares outstanding on a fully-diluted, as converted basis, as have been or are being issued by the Company (whether as Ordinary Shares or other securities convertible, exchangeable or otherwise exercisable into Ordinary Shares) following the completion of the Tranche 2 Closing. The purchase price per Unit will be the greater of: (x) U.S. $0.04 and (y) four (4) times the then-existing nominal (par) value of an Ordinary Share (such larger amount, the “Per Security Price”). Each “Unit” will consist of one (1) Ordinary Share; provided, however, that such Ordinary Shares shall instead be issued in the form of pre-funded warrants, the form of which is set forth in Exhibit B hereto, to the extent that, if issued as Ordinary Shares, they would cause the Sponsor to exceed a beneficial ownership of greater than 4.99% of the Customer and (y) three (3) warrants, each to purchase one (1) Ordinary Share, with such warrants to be issued in the form as set forth in Exhibit A hereto and at an Exercise Price (as defined in such form of warrant) for each tranche as specified in Exhibit A; provided, however, that the total number of Ordinary Shares included in the total number of Units will be decreased by the amount of any Ordinary Shares issued to the Sponsor pursuant to Section 3.1(a) of this Agreement.

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c.	Future Equity: Subject to the Shareholder Approval, following the Tranche 2 Closing, as the Company from time-to-time issues equity or equity-convertible securities, Company shall sell to Sponsor securities (whether in the form of Ordinary Shares or such other equity or equity-convertible securities as sold by the Company), representing that number of Ordinary Shares (on a fully-diluted, as converted basis), at a price per Ordinary Share equal to the Per Security Price, that is equal to five percent (5%) of the total number of Ordinary Shares (on a fully-diluted, as converted basis) as have been or are being issued by the Company (whether as Ordinary Shares or other securities convertible, exchangeable or otherwise exercisable into Ordinary Shares) from the date of the later of the Tranche 1 or the Tranche 2 Closing (or, as applicable, the last sale by the Company to Sponsor pursuant to this Section 3.1(c)) through to and including the date on which securities are sold to the Sponsor pursuant to this Section 3.1(c); provided that there shall not be any duplicated issuances that may occur pursuant to Sections 3.1(b) and 3.1(c). Securities sold to the Sponsor pursuant to this Section 3.1(c) will be sold in the same form and mix at which such securities are issued by the Company to third parties (so that if, for example, the Company conducts an offering of Ordinary Shares with 50% warrant coverage, the securities to be sold to Sponsor as a result of that offering would consist of Ordinary Shares with 50% warrant coverage on the same warrant terms); provided, however, that Ordinary Shares shall instead be issued in the form of pre-funded warrants, the form of which is set forth in Exhibit B hereto to the extent that, if issued as Ordinary Shares, they would cause the Sponsor to exceed a beneficial ownership of greater than 4.99% of the Customer. The closing of sales of Ordinary Shares pursuant to this Section 3.1(c) shall be:

a.	As part of, and within three (3) Business Days (as defined below) of, the closing of any sale of securities (a “Future Financing”) by the Company with gross proceeds exceeding ten million U.S. Dollars (U.S.$10 million); and

b.	With respect to any other issuances of securities by the Company during a fiscal quarter that ends after the Tranche 2 Closing, on the third (3rd) Business Day (as defined in the Tranche 1 SPA) following the last day (or closest Business Day on which business is commonly transacted in both Israel and the United States) of such fiscal quarter.

To the extent any future law or regulation (including any regulations of Nasdaq), prevents the Company from issuing securities to Sponsor as contemplated by this Section 3.1(c), or imposes any restrictions, conditions or approvals that prevent such issuance or make it impractical, the parties will use commercially reasonable efforts to agree on and implement any necessary modifications to this Section 3.1(c) in a manner designed to preserve its original intent; provided that if such modifications are not agreed and implemented, the Company will effect payment to the Sponsor of the fair market value of the securities not issued because of such future laws or regulations, based on the market value of such securities at the time at which they were to be issued.

e.	Registration Rights: To the extent rights to have securities registered with the Securities and Exchange Commission are granted to investors in either the Tranche 1 Closing, the Tranche 2 Closing or any Future Financing during the Term, Sponsor shall be granted the same rights, and be subject to the same obligations and restrictions related to the Company’s securities, as such investors, and shall be made party to any applicable registration rights agreement entered into in connection with any such Future Financing. Company will also use commercially reasonable efforts to register any securities sold to Sponsor that are not otherwise required to be registered pursuant to a registration rights agreement by filing a resale registration statement on (or as promptly thereafter as practicable) each of May 15 and November 15 of each calendar year commencing in 2026; provided that in the event that the market value (based on the dollar volume-weighted average price for the Company’s Ordinary Shares on the ten (10) consecutive trading days of the calendar month prior to the applicable filing date) of all securities to be included in a registration statement to be filed pursuant to this sentence is less than U.S.$500,000.00, then the Company may refrain from filing such registration statement provided that it include such securities in a registration statement to be filed during the following six (6) months.

f.	Lock-Up: Subject to the exceptions noted in Schedule 3.1(f) hereto, the Sponsor agrees not to, without the prior written consent of the Customer, (a) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the Commission promulgated thereunder, (i) any Ordinary Shares or (ii) any securities convertible into or exercisable or exchangeable for Ordinary Shares, in each case, held by it immediately after the Tranche 2 Closing (collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (a)-(c), collectively, “Transfer”) until the earlier of: (x) one (1) year after the Sponsor’s acquisition of the Lock-Up Shares being Transferred, (y) the date on which the Customer completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of the Customer’s stockholders having the right to exchange their Ordinary Shares for cash, securities or other property, or (z) the date on which the last sale price of the Ordinary Shares equals or exceeds an amount per Ordinary Share equal to 150% of the purchase price for the Ordinary Shares sold at the Tranche 2 Closing (as adjusted for stock splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30) consecutive trading day period that begins from or after the first effective date of a registration statement filed in connection with the SPA.

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3.2	Shareholders’ Meeting: The Customer shall hold a special meeting of shareholders (the “Shareholder Meeting”) for the purpose of obtaining the approval of the shareholders of the Company with respect to the sale of the Units, Ordinary Shares and other securities to the Sponsor pursuant to this Agreement (the “Shareholder Approval”). The Customer shall use its commercially reasonable efforts to hold the Shareholder Meeting no later than September 8, 2025 (subject to the Customer having the authority to postpone the Shareholder Meeting in order to offer shareholders more time to vote or if a quorum is not present) (the “Shareholder Approval Deadline”). The Customer shall use its commercially reasonable efforts to obtain the Shareholder Approval. If, despite the Customer’s commercially reasonable efforts, Shareholder Approval is not effected on or prior to the Shareholder Approval Deadline, the Customer shall cause an additional shareholder meeting to be held as soon as practicable thereafter (but in no event later than December 31, 2025 (the “Subsequent Shareholder Approval Deadline”). In the event the Shareholder Approval is not obtained by the Subsequent Shareholder Approval Deadline, this Agreement shall terminate automatically in accordance with Section 2.1, in which Customer shall pay Sponsor in the form of cash a termination fee equal to twenty-five percent (25%) (increased to thirty-five percent (35%), in the event that the sale of Ordinary Shares to Sponsor contemplated by Section 3.1(a) of this Agreement has not occurred) of the gross proceeds of all securities (whether Ordinary Shares or other securities convertible, exchangeable or otherwise exercisable into Ordinary Shares) sold by the Customer from the date hereof through such termination date, but with those gross proceeds excluding the gross proceeds to be raised at the Tranche 1 Closing. For the avoidance of doubt, the obligations of the Customer under Section 3.1 and this Section 3.2 shall survive any termination of this Agreement. The payments contemplated in this Section 3.2 of this Agreement are to be made in consideration for the Services provided pursuant to Part A of Schedule 1.1 attached hereto and as reimbursement of Sponsor for its time and expenditures in its efforts to be able to provide the Services contemplated pursuant to Part B of Schedule 1.1 attached hereto.

3.3	Compensation. Sponsor shall be entitled to receive, on a quarterly basis, an advisory fee (the “Fee”) equal to twelve and a half basis points (0.125%) of the value of the crypto-currency assets held by Customer, plus VAT (if applicable), as determined by the Sponsor in a commercially reasonable manner and in good faith by reference to Coinbase, or such other pricing source(s) as agreed between the Sponsor and the Customer from time to time. For any asset prices not available on such agreed pricing sources, the Sponsor shall determine the value of such assets in a commercially reasonable manner and in good faith by reference to reputable industry sources. The Sponsor will furnish invoices quarterly, and all fees shall be payable from the Account not later than ten (10) Business Days following Customer’s receipt of such invoice provided that the Customer shall have the right to review and reasonably dispute the calculation of the Fee (and the data used therein, including whether the industry sources for asset prices are reputable) in any invoice within five (5) Business Days of its receipt, in which case payment of the disputed portion of the amount of the Fee set forth in such invoice may be withheld pending resolution. The Customer hereby acknowledges that it is the Customer’s responsibility to verify the accuracy of the calculation of the Sponsor’s fees, and the Sponsor shall provide the Customer with reasonable supporting documentation reasonably requested by the Customer in connection with its review of any invoice. For the first calendar quarter and final calendar quarter of the Term, such amount shall be adjusted pro rata to reflect the number of calendar days during the Term in such calendar quarter.

4.	Confidentiality

4.1.	Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

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4.2.	Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however, in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3.	Treatment of Confidential Information. Each Party shall: (a) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the Recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4.	Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years provided, however, that with respect to any Confidential Information that constitutes a trade secret under applicable law, such obligations shall survive for so long as such Confidential Information remains a trade secret for a period of up to five (5) years.

5.	Liability

5.1.	Limitation of Liability. In the performance of the Services, Sponsor shall be obligated to act only in good faith and in a manner that is in material compliance with applicable laws (including regulations) and shall not have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (collectively, “Liabilities”) to the Customer in connection with, arising out of or relating to the performance of the Services hereunder, that are not the result of intentional misconduct, fraud, or material breach of this Agreement or the Sponsor Rights Agreement by Sponsor. Sponsor’s total liability under this Agreement, whether in contract, tort, or otherwise, shall be limited to the total Compensation paid under this Agreement, except for in connection with Sponsor’s intentional misconduct, fraud, or material breach in connection with this Agreement or the Sponsor Rights Agreement.

5.2.	Indemnification. The Customer agrees to indemnify and hold harmless Sponsor, its officers, partners and its and their employees from and against any and all Liabilities to which Sponsor may become subject or incurred by Sponsor, to the fullest extent lawful, in connection with any pending or threatened litigation, legal claim or proceeding arising out of or in connection with the Services rendered by Sponsor under this Agreement; provided, however, that the foregoing indemnity shall not apply to any such Liabilities arising out of Sponsor’s intentional misconduct, fraud or material breach in connection with this Agreement or the Sponsor Rights Agreement.

5.3.	Survival. The terms and provisions of this Section 5 shall survive termination or expiration of this Agreement.

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6.	Representations and Warranties

6.1.	Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2.	Disclaimer. Except as expressly set forth in this Agreement, Sponsor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

6.3.	Investor Status. The Sponsor represents that it is either: (i) an “accredited investor” as defined in Rule 506(d) of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) a “qualified institutional buyer” as defined in Rule 144A(a)(1) under the Securities Act. The Sponsor hereby represents that neither it nor any of its Rule 506(d) Related Parties (as defined below) is a “bad actor” within the meaning of Rule 506(d) promulgated under the Securities Act. For purposes of this Agreement, “Rule 506(d) Related Party” shall mean a person or entity covered by the “Bad Actor disqualification” provision of Rule 506(d) of Regulation D under the Securities Act.

7.	Miscellaneous

7.1.	Governing Law and Dispute Resolution. This Agreement, and any claims or proceedings arising out of this Agreement or the subject matter hereof (whether at law or equity, in contract or in tort or otherwise), shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of law principles thereof (or any other jurisdiction) to the extent that such principles would direct a matter to another jurisdiction. Each of the Parties agrees that: (i) it shall bring any proceeding in connection with, arising out of or otherwise relating to this Agreement, any agreement, certificate, instrument or other document delivered pursuant to this Agreement exclusively in the federal district court located in the State of New York (the “Chosen Courts”); and (ii) solely in connection with such proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (D) mailing of process or other papers in connection with any such proceeding in the manner provided in Schedule 7.5 or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof and (E) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (D) of this Section 7.1 or that any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination, or award issued by the Chosen Courts may not be enforced in or by the Chosen Courts. In the event of any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees and costs. To the extent that the Customer has or hereafter may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) the United States or the State of New York or (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to itself or its property and assets or this Agreement, the Customer hereby irrevocably waive such immunity in respect of their obligations under this Agreement to the fullest extent permitted by applicable law. The Customer irrevocably appoints Puglisi & Associates, 850 Library Avenue, Suite 204, Newark DE 19711 as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to the Customer, as the case may be, by the person serving the same to the address provided in this Agreement, shall be deemed in every respect effective service of process upon the Customer in any such suit or proceeding. The Customer hereby represents and warrants that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Customer further agree to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect for a period of ten years from the date of this Agreement.

7.2.	Entire Agreement. This Agreement, including its Schedules, together with the Sponsor Rights Agreement, by and between the Customer and Sponsor entered into on even date herewith, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

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7.3.	Amendments. This Agreement may only be amended in writing signed by both Parties.

7.4.	Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or to a wholly-owned subsidiary.

7.5.	Notices. All notices under this Agreement shall be in writing and delivered to the addresses set forth in Schedule 7.5 hereto by certified mail, courier, or email (with confirmation of receipt). Notice shall be deemed given on the next Business Day following timely delivery of such notice by certified mail or courier and, in the case of email, upon confirmation of receipt; provided, that, in each case, if such delivery is not made on a Business Day or is after normal business hours, then such notice shall be deemed given on the next Business Day.

7.6.	Third Party Beneficiaries. Except as otherwise specified in Section 5.2 hereof, this Agreement is intended only for the benefit of the Parties hereto, and is not for the benefit of, nor may any provision hereof be enforced by, any other person or entity.

7.7	Payment Terms. Any outstanding amounts payable under this Agreement will incur a late-fee charge of one and one quarter percent (1.25%) per month that such amounts remain outstanding from the date that is thirty (30) days following the date on which such amounts are due. The termination of this Agreement shall not affect any accrued payment obligations of the Customer, including any fees earned or incurred prior to the effective date of termination.

7.8	Tax Withholding. All payments made by the Customer to the Sponsor under this Agreement may be subject to withholding or deduction of taxes if required by Israeli law. If applicable, the Customer shall withhold and remit to the relevant tax authorities any amounts required to be withheld under Israeli law, unless the Sponsor provides the Customer with a valid tax exemption certificate or other documentation reasonably satisfactory to the Customer (including, without limitation, a form W-8 or equivalent thereof) confirming that such withholding is not required, or otherwise determined for the required rate of withholding. The Customer shall provide the Sponsor with written confirmation by the relevant tax authority of any amounts so withheld and remitted.

7.9	Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

CUSTOMER:

ZOOZ POWER LTD.

By:	/s/ Avi Cohen
Name:	Avi Cohen
Title:	Executive Chairman of the Board of Directors

SPONSOR:

Forest Hill 18, LP

By: MOSHE 143, LLC, its General Partner

By:	/s/ Happy Walters
Name:	Happy Walters
Title:	President

Schedule 1.1

of Sponsor Support Agreement:

The “Services “

Part A

Strategic advisory services rendered prior to the date of this Agreement related to the Customer’s initial consideration of the potential adoption of a new business line.

Part B

Strategic advisory services related to the digital asset ecosystem, including Bitcoin and related digital assets, developments in digital asset industries, the selection of third-party vendors with respect to asset management and related digital asset services and other strategic advice regarding Customer’s digital assets treasury operations. The Services will relate to Customer’s initial establishment of these operations (including advice as to its selection of the vendors through which the Customer will conduct these operations) and to the Customer’s ongoing management of these operations and changes related thereto.

Schedule 3.1(f)

of Sponsor Support Agreement:

Exceptions to Lock-Up Restrictions

Exceptions. The restrictions set forth in Section 3.1(f) shall not apply to:

1.1 In the case of an entity (a) to an entity that is an Affiliate of such entity, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with such entity or Affiliates of such entity or who share a common investment advisor with such entity or (b) as part of a distribution to any or all members, partners or shareholders of such entity;

1.2 In the case of an individual, Transfers by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is such individual or a member of the individual’s immediate family or an Affiliate of such person, or to a charitable organization;

1.3 In the case of an individual, Transfers by virtue of laws of descent and distribution upon death of the individual, or pursuant to a qualified domestic relations order, divorce decree or separation agreement;

1.4 in the case of an individual, Transfers to a partnership, limited liability company or other entity of which the individual and/or the immediate family of the individual are the legal and beneficial owner of all of the outstanding equity securities or similar interests;

1.5 in the case of an entity that is a trust, Transfers to a trustor or beneficiary of the trust or to the estate of a beneficiary of the trust;

1.6 In the case of an entity, Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity;

1.7 Transactions relating to Ordinary Shares or other securities convertible into or exercisable or exchangeable for Ordinary Shares acquired in open market transactions;

1.8 The exercise of warrants to purchase Ordinary Shares and any related transfer of Ordinary Shares to the Customer in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such warrants or (b) for the purpose of paying the exercise price of such warrants or for paying taxes due as a result of the exercise or vesting of such warrants, it being understood that all Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Section 1 during the Lock-Up Period;

1.9 The entry of any trading plan providing for the sale of Lock-Up Shares, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any Lock-Up Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period; or

provided, however, that in the case of subsections 1.1 through 1.6 above, these permitted transferees must enter into a written agreement, in substantially the form of Section 3.1(f) and this Schedule 3.1(f), agreeing to be bound by these Transfer restrictions. For purposes of this Schedule 3.1(f) 1, “immediate family” of any person shall mean a spouse, domestic partner, child (including by adoption), father, mother, brother or sister of such person, and lineal descendant (including by adoption) of such person or of any of the foregoing persons.

Schedule 7.5 of Sponsor Support Agreement

Notice Parties

If to the Customer:

ZOOZ Power Ltd.

4B Hamelacha St.

Lod 7152008

Israel

Tel: [***]

Avi Cohen, Executive Chairman

Email: [***]

Ruth Smadja, Chief Executive Officer

Email: [***]

If to the Sponsor:

Forest Hill 18, LP

21 The Enclave

Dorado, Puerto Rico. 00646

Exhibit A of Sponsor Support Agreement

FORM OF SPONSOR WARRANT

Exhibit B of Sponsor Support Agreement

FORM OF PRE-FUNDED WARRANT